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EXHIBIT 99.4(v)

Important Notice (4930-FA90)
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                                                                 EXHIBIT 99.4(v)

FIRST CAPITAL LIFE
INSURANCE COMPANY



                                IMPORTANT NOTICE

This policy is a legal contract between First Capital Life Insurance Company and the Owner as designated on Page 3 of the policy.

READ YOUR POLICY CAREFULLY. This cover sheet provides only a brief outline of some of the important features of your policy. This is not the insurance contract, and only the actual policy provisions will control. The policy itself sets forth in detail the rights and obligations of both you and First Capital Life Insurance Company. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR POLICY.

Please be advised of the following:

1.   The Insured (or Annuitant) under this policy is shown on Page 3.

2.   The benefit provided under this policy is shown on Page 3.

3. To file a claim, you (which includes your beneficiary and/or legal representative) may contact the agent through whom you purchased the policy, or you may contact our Home Office by telephone (619) 452-9060 or in writing (P.O. Box 85733, San Diego, CA 92186-5733). Once so notified, we will provide you with appropriate claim reporting forms and additional important information you will need to properly report such claim.

4. A TABLE OF CONTENTS is included in the policy which will assist you in locating specific additional information, such as limitations and conditions of the policy coverage(s); definitions of key words and phrases; provisions governing cancellation, renewal and amendment of the policy by either you or First Capital Life Insurance Company; options available under the policy; and other matters of concern or interest.

5.   A brief description of the policy is found on the cover of your policy.

Additional information may be available either from the agent through whom you purchased the policy, or from our Customer Service Department:

                      First Capital Life Insurance Company
                          Customer Service Department
                                 P.O. Box 85733
                            San Diego, CA 92186-5733

                           Telephone: (619) 452-9060



4930-FA90